FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Matthew Altman 203-352-1177

WWE® Reports Second Quarter 2022 Results

Raises Full Year 2022 Outlook

Second Quarter 2022 Highlights

•	Revenue was $328.2 million, an increase of 24%; Operating Income was $69.3 million, an increase of 50%; and Adjusted OIBDA[1] was $91.5 million, an increase of 34%
•	Returned capital to shareholders totaling $19.1 million, including share repurchases and dividends paid
•

Each WWE premium live event (WrestleMania,  WrestleMania Backlash and Hell in a Cell) was the most viewed event in its history with year-over-year increases of 60%, 49% and 45%, respectively, in domestic unique viewership on Peacock

•

WWE, in connection with Fox’s Blockchain Creative Labs, launched its inaugural NFT sale on Moonsault, the Company’s official NFT marketplace. The limited-edition collection, which was tied to the Hell in a Cell event, sold out within 24 hours

•	WWE announced its second “Next In Line” class of 15 college athletes, further enhancing the Company’s talent development program
•	In July, WWE launched a new, enhanced digital platform for e-commerce and licensed merchandise in connection with its long-term partnership with Fanatics

2022 Business Outlook2

•

In February, the Company issued Adjusted OIBDA guidance of $360 - $375 million for the full year 2022. Based on outperformance through the first six months of the year as well as management’s current expectations for the second half of the year,  the Company is raising its guidance and now expects full year 2022 Adjusted OIBDA within a range of $370 - $385 million

STAMFORD, Conn., August 16, 2022 - WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2022.

“We generated strong financial results in the quarter, highlighted by record revenue and Adjusted OIBDA for a second quarter,” said Stephanie McMahon and Nick Khan, WWE co-Chief Executive Officers. “We continued to effectively execute our strategy, including staging a record-setting WrestleMania in early April. WrestleMania, as well as our other premium live events (“PLEs”) including WrestleMania Backlash,  Hell in a Cell,  Money in the Bank and SummerSlam all delivered record viewership for their respective events. These PLEs, along with strong ratings for our flagship programs, Raw and SmackDown, continued to expand the reach of our brands and enhance the value of our content. We’re excited about the recently announced management structure, including the appointment of Paul Levesque as head of WWE creative and talent, as we look to continue to increase the monetization of our IP across various platforms through our media rights agreements, both domestically and abroad, as well as our inaugural NFT drops on Moonsault, WWE’s official NFT marketplace, and the recent launch of our new, enhanced e-commerce digital platform in connection with our partnership with Fanatics.”

Frank Riddick, WWE Chief Financial and Administrative Officer, added “In the quarter, we exceeded the high end of our guidance. Adjusted OIBDA increased 34% reflecting 24% revenue growth. Our strong financial performance was primarily driven by our return to a full live event schedule and our consumer products business. These items more than offset an increase in production, content-related, and other expenses. For 2022, we are raising our full year Adjusted OIBDA guidance to a range of $370 to $385 million.”

Second-Quarter Consolidated Results

Revenue increased 24% to  $328.2 million, primarily due to an increase in ticket sales at our live events and, to a lesser extent, higher sales of the Company’s licensed products, including video games and trading cards. An increase in media rights fees related to the Company’s flagship programs and premium live events also contributed to the increase in revenue.

Operating Income increased 50%, or $23.0 million, to  $69.3 million, driven by the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher event-related costs associated with the resumption of live event touring as well as increased production costs associated with the creation of the Company’s premium live events, including our annual WrestleMania events. The Company’s operating income margin increased to 21% from 17%.

Adjusted OIBDA (which excludes stock compensation) increased 34%, or $23.4 million, to  $91.5 million. The Company’s adjusted OIBDA margin increased to 28% from 26%.

Net Income was $49.0 million, or $0.58 per diluted share, an increase from $29.2 million, or $0.34 per diluted share in the second quarter of 2021, primarily reflecting higher operating performance.

Cash flows generated by operating activities were $56.9 million, an increase from $19.5 million, primarily due to higher net income.

Free Cash Flow3 was $9.5 million, a decrease from $13.3 million, primarily due to an increase in capital expenditures, partially offset by the change in operating cash flow.  For the three months ended June 30, 2022,  the Company incurred $40.8 million of capital expenditures related to its new headquarter facility.  Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended June 30, 2022 was $50.3 million.

Return of Capital to Shareholders

The Company returned $19.1 million to shareholders in the second quarter of 2022,  consisting of  $10.0 million in share repurchases and $9.1 million in dividends paid.  Approximately 170,000 shares were repurchased at an average price of $58.70 per share during the second quarter. As of June 30, 2022, the Company had $210.9 million available under its existing $500 million stock repurchase authorization.

Results by Operating Segment

The schedules below reflect WWE’s performance by operating segment (in millions):1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Revenue:
Media	$243.1	$233.9	$521.2	$475.9
Live Events	41.0	9.2	64.1	9.7
Consumer Products	44.1	22.5	76.3	43.5
Total Net Revenue	$328.2	$265.6	$661.6	$529.1

Operating Income (Loss):
Media	$78.4	$80.8	$195.8	$177.9
Live Events	13.2	0.9	15.2	(3.6)
Consumer Products	15.9	7.9	27.1	14.1
Corporate	(38.2)	(43.3)	(76.4)	(77.0)
Total Operating Income	$69.3	$46.3	$161.7	$111.4

Adjusted OIBDA:
Media	$90.7	$86.2	$218.9	$192.8
Live Events	13.8	1.1	16.6	(3.2)
Consumer Products	16.5	8.4	28.4	15.1
Corporate	(29.5)	(27.6)	(60.7)	(52.7)
Total Adjusted OIBDA	$91.5	$68.1	$203.2	$152.0

Media

Second-Quarter 2022

Revenue increased 4%, or $9.2 million, to  $243.1 million, primarily due an increase in both domestic and international media rights fees related to the Company’s flagship programs and premium live events.  These increases were partially offset by the timing of delivery of third-party original programming.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Media Revenue:
Network (a)	$63.7	$61.5	$120.0	$140.9
Core content rights fees (b)	151.8	141.8	293.3	281.5
Advertising and sponsorship (c)	17.9	18.7	37.7	34.3
Other (d)	9.7	11.9	70.2	19.2
Total Revenue	$243.1	$233.9	$521.2	$475.9
(a)

Network revenue consists primarily of license fees associated with the distribution of WWE Network content on the Peacock service in the U.S. (effective March 18, 2021), as well as subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements.  Network revenue for the six-month period ended June 30, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock.

(b)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases.

Operating income decreased 3%, or $2.4 million, to $78.4 million, as the increase in revenue (as described above) was more than offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher stock-based compensation as the prior year quarter included lower management incentive compensation arising from the Company’s business restructuring. Production costs were relatively flat year-over-year as higher production costs associated with the creation of the Company’s premium live events were offset by lower television production costs associated with the creation of the Company’s weekly, in-ring content.

Adjusted OIBDA increased 5%, or $4.5 million, to $90.7 million.

Live Events

Second-Quarter 2022

Revenue was $41.0 million, an increase of $31.8 million, driven by the resumption of ticket sales as the Company returned to staging ticketed live events, as well as an increase in ticket sales from the Company’s marquee annual event, WrestleMania. There were 59 total ticketed live events in the current quarter, consisting of 55 events in North America and four events in international markets. Average attendance at the Company’s North America events was approximately 6,800. The increase in ticket sales revenue for WrestleMania was primarily driven by a return to full capacity attendance.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Live Events Revenue:
North American ticket sales	$34.9	$6.7	$54.8	$6.7
International ticket sales	2.2	—	2.2	—
Advertising and sponsorship (e)	1.6	0.3	2.7	0.3
Other (f)	2.3	2.2	4.4	2.7
Total Revenue	$41.0	$9.2	$64.1	$9.7

(e)

Advertising and sponsorship revenue within the Live Events segment consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other revenue within the Live Events segment reflects revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income was  $13.2 million, an increase of $12.3 million,  as the increase in ticket sales (as described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA increased $12.7 million to  $13.8 million.

Consumer Products

Second-Quarter 2022

Revenue increased 96%, or $21.6 million, to $44.1 million, primarily due to higher sales of the Company’s licensed products, including video games driven by our franchise game WWE 2K22, as well as trading cards and other collectibles. Higher sales of venue merchandise was driven by the return to ticketed live events, while an increase in eCommerce merchandise sales was primarily due to sales of the Company’s existing merchandise inventory to the new operator of WWE’s official eCommerce platform.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Consumer Products Revenue:
Consumer product licensing	$22.6	$11.3	$42.6	$22.3
eCommerce	12.9	9.9	20.6	19.9
Venue merchandise	8.6	1.3	13.1	1.3
Total Revenue	$44.1	$22.5	$76.3	$43.5

Operating income increased 101%, or $8.0 million, to $15.9 million, reflecting the increase in revenue (as described above) partially offset by an increase in variable costs associated with the sales activity.

Adjusted OIBDA increased 96%, or $8.1 million, to $16.5 million.

2022 Business Outlook2

In February, the Company issued Adjusted OIBDA guidance of $360 - $375 million for the full year 2022.  Based on outperformance through the first six months of the year as well as management’s current expectations for the second half of the year, the Company is raising its guidance and now expects full year 2022 Adjusted OIBDA within a range of $370 - $385 million. This range of anticipated performance reflects the continued ramp-up of live events, including large-scale international events, and increased monetization of content, partially offset by increased production, content-related, and other expenses.

Third Quarter 2022 Business Outlook2

The Company estimates third quarter 2022 Adjusted OIBDA of $70 - $80 million. The estimate reflects strong revenue growth primarily driven by the contractual escalation of domestic media rights fees for the Company’s flagship programs and premium live events as well as the increased monetization of content and an increase in international ticket sales related to the staging of a large-scale event. The Company also anticipates that third quarter results will reflect an increase in operating expenses, including certain costs to support the creation of content.

Special Committee Investigation

As previously announced, a Special Committee of independent members of the Board of Directors was formed to investigate alleged misconduct by Vincent K. McMahon, the Company’s former Chairman and Chief Executive Officer,  who resigned from all positions held with the Company on July 22, 2022 but remains a stockholder with a controlling interest, and another executive, who is also no longer with the Company. The Special Committee investigation is substantially complete. Based on certain findings during the investigation, the Company has revised its previously issued financial statements for the years ended December 31, 2019, 2020, and 2021, as well as the first quarter of 2022. For the three and six-month periods ended June 30, 2022, the Company’s consolidated pre-tax results include the impact of $1.7 million associated with certain costs related to the investigation. Please see the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K/A and quarterly reports on Form 10-Q/A  and Form 10-Q for further details regarding this matter.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 7. A reconciliation of Operating Income to Adjusted OIBDA for the three and six-month periods ended June 30, 2022 and 2021 can be found in the Supplemental Information in this release on page 14.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  risks related to the resignation of Vincent K. McMahon and the potential impact of the investigation of alleged executive misconduct; uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K/A for the year ended December 31, 2021. In addition, WWE is unable to provide a reconciliation of third quarter or full year 2022 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 15.

(3)

A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and six-month periods ended June 30, 2022 and 2021 can be found in the Supplemental Information in this release on page 16.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

As previously announced WWE will host a conference call at 8:30  a.m. ET on August 16, 2022, to discuss its second quarter 2022 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 6930081).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on August 16, 2022, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Forward looking statements include statements regarding, our outlook for future financial results, the impact of recent management changes, the scope, duration and findings of the investigation being conducted by the special committee of independent members of our Board of Directors; our plans to remediate identified material weaknesses in our disclosure control and procedures and our internal control over financial reporting, and regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters.  In addition, the words “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “outlook,” “target,” “goal,” “guidance” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words.  These statements relate to future possible events, as well as our plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from future results or performance expressed or implied by such forward-looking statements.  These forward-looking statements are subject to uncertainties relating to, without limitation, the departure of Vince McMahon from the Company and the appointment of Stephanie McMahon and Nick Khan as co-Chief Executive Officers; the scope, duration and findings of the ongoing investigation by the special committee of independent members of our Board of Directors; regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters; our ability to remediate material weaknesses in our disclosure controls and procedures and our internal control over financial reporting; and reputational harm to the Company’s relationships with its stockholders, customers, talent and partners, which may have adverse financial and operational impacts, among other factors. The following additional factors, among others, could cause actual results to differ materially from those contained in forward-looking statements: the COVID-19 outbreak, which may continue to affect negatively world economies as well as our industry, business and results of operations; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving and highly competitive media landscape; WWE Network; computer systems, content delivery and online operations of our Company and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; the resignation of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation and other actions, investigations or proceedings; a change in the tax laws of key jurisdictions; our feature film business; a possible decline in general economic conditions and disruption in financial markets including any resulting from COVID-19; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance; through his beneficial ownership of a substantial majority of our Class B common stock, our controlling stockholder, Vincent K. McMahon could exercise ultimate control over our affairs, and his interests may conflict with the holders of our Class A common stock; our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend and share repurchases are dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K/A and quarterly reports on Form 10-Q/A and Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenues	$328.2	$265.6	$661.6	$529.1
Operating expenses	196.9	156.1	377.6	298.2
Marketing and selling expenses	20.1	16.0	38.5	34.9
General and administrative expenses	32.4	36.3	64.6	62.9
Depreciation and amortization	9.5	10.9	19.2	21.7
Operating income	69.3	46.3	161.7	111.4
Interest expense	4.7	8.5	11.0	17.0
Other (expense) income, net	(0.2)	(0.1)	0.1	0.4
Income before income taxes	64.4	37.7	150.8	94.8
Provision for income taxes	15.4	8.5	35.7	21.8
Net income	$49.0	$29.2	$115.1	$73.0

Earnings per share:
Basic	$0.66	$0.38	$1.54	$0.95
Diluted	$0.58	$0.34	$1.35	$0.85

Weighted average common shares outstanding:
Basic	74.3	76.3	74.5	76.8
Diluted	87.9	85.5	87.7	85.6
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$110.1	$134.8
Short-term investments, net	333.4	281.0
Accounts receivable, net	176.7	171.2
Inventory	4.8	8.0
Prepaid expenses and other current assets	53.5	32.2
Total current assets	678.5	627.2
Property and equipment, net	226.1	172.7
Finance lease right-of-use assets, net	303.9	313.4
Operating lease right-of-use assets, net	13.7	9.0
Content production assets, net	16.8	13.8
Investment securities	11.7	11.6
Deferred income tax assets, net	19.0	13.1
Other assets, net	9.4	43.3
Total assets	$1,279.1	$1,204.1
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$0.4
Finance lease liabilities	12.7	12.2
Operating lease liabilities	3.7	4.8
Convertible debt	213.6	201.1
Accounts payable and accrued expenses	124.0	122.7
Deferred revenues	70.8	74.6
Total current liabilities	425.2	415.8
Long-term debt	21.1	21.3
Finance lease liabilities	367.3	374.7
Operating lease liabilities	10.7	5.1
Other non-current liabilities	13.9	12.5
Total liabilities	838.2	829.4
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	410.4	422.9
Accumulated other comprehensive income	(0.2)	2.4
Retained earnings (accumulated deficit)	30.0	(51.3)
Total stockholders’ equity	440.9	374.7
Total liabilities and stockholders' equity	$1,279.1	$1,204.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
OPERATING ACTIVITIES:
Net income	$115.1	$73.0
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	16.9	16.0
Depreciation and amortization	23.8	25.4
Other amortization	6.6	9.0
Stock-based compensation	20.6	10.8
Provision for (benefit from) deferred income taxes	(1.7)	(1.9)
Other non-cash adjustments	1.4	1.2
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(6.0)	(63.1)
Inventory	3.5	2.7
Prepaid expenses and other assets	(1.5)	15.2
Content production assets	(19.9)	(9.1)
Accounts payable, accrued expenses and other liabilities	(2.6)	7.7
Deferred revenues	(3.8)	(7.5)
Net cash provided by operating activities	152.4	79.4
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(68.9)	(12.3)
Purchases of short-term investments	(188.8)	(132.6)
Proceeds from sales and maturities of investments	131.9	143.0
Purchase of investment securities	(0.1)	(0.6)
Net cash used in investing activities	(125.9)	(2.5)
FINANCING ACTIVITIES:
Repayment of debt	(0.2)	(100.2)
Repayment of finance leases	(6.9)	(5.4)
Dividends paid	(17.8)	(18.3)
Proceeds from tenant improvement allowances	13.1	—
Taxes paid related to net settlement upon vesting of equity awards	(0.6)	(0.7)
Proceeds from issuance of stock	1.2	2.0
Repurchase and retirement of common stock	(40.0)	(93.8)
Net cash used in financing activities	(51.2)	(216.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(24.7)	(139.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134.8	462.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$110.1	$322.6
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$28.2	$3.0
Principal stockholder contributions	$2.7	$1.2

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$69.3	$1.7	$71.0	$46.3	$8.1	$54.4
Interest expense	4.7	—	4.7	8.5	—	8.5
Other expense, net	(0.2)	—	(0.2)	(0.1)	—	(0.1)
Income before taxes	64.4	1.7	66.1	37.7	8.1	45.8
Provision for income taxes	15.4	0.4	15.8	8.5	1.8	10.3
Net income	$49.0	$1.3	$50.3	$29.2	$6.3	$35.5
Earnings per share - diluted	$0.58	$0.01	$0.59	$0.34	$0.07	$0.42

	Six Months Ended June 30,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$161.7	$1.7	$163.4	$111.4	$8.1	$119.5
Interest expense	11.0	—	11.0	17.0	—	17.0
Other income, net	0.1	—	0.1	0.4	—	0.4
Income before taxes	150.8	1.7	152.5	94.8	8.1	102.9
Provision for income taxes	35.7	0.4	36.1	21.8	1.9	23.7
Net income	$115.1	$1.3	$116.4	$73.0	$6.2	$79.2
Earnings per share - diluted	$1.35	$0.01	$1.36	$0.85	$0.07	$0.93
(1)

During the three and six months ended June 30, 2022, the Company’s consolidated pre-tax results included $1.7 million associated with certain costs related to the investigation by the Special Committee of independent members of the Board of Directors. During the three and six months ended June 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (2)	Adjusted OIBDA
Media	$78.4	$3.6	$8.7	$—	$90.7
Live Events	13.2	0.1	0.5	—	13.8
Consumer Products	15.9	—	0.6	—	16.5
Corporate	(38.2)	5.8	1.2	1.7	(29.5)
Total	$69.3	$9.5	$11.0	$1.7	$91.5

	Three Months Ended June 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments (2)	Adjusted OIBDA
Media	$80.8	$3.8	$1.6	$—	$86.2
Live Events	0.9	—	0.2	—	1.1
Consumer Products	7.9	0.1	0.4	—	8.4
Corporate	(43.3)	7.0	0.6	8.1	(27.6)
Total	$46.3	$10.9	$2.8	$8.1	$68.1

	Six Months Ended June 30, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (2)	Adjusted OIBDA
Media	$195.8	$7.2	$15.9	$—	$218.9
Live Events	15.2	0.1	1.3	—	16.6
Consumer Products	27.1	0.1	1.2	—	28.4
Corporate	(76.4)	11.8	2.2	1.7	(60.7)
Total	$161.7	$19.2	$20.6	$1.7	$203.2

	Six Months Ended June 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments (2)	Adjusted OIBDA
Media	$177.9	$7.5	$7.4	$—	$192.8
Live Events	(3.6)	—	0.4	—	(3.2)
Consumer Products	14.1	0.1	0.9	—	15.1
Corporate	(77.0)	14.1	2.1	8.1	(52.7)
Total	$111.4	$21.7	$10.8	$8.1	$152.0

(1)	Stock compensation expense during the three and six months ended June 30, 2021 includes the impact of forfeitures arising from the Company’s business restructuring.
(2)

During the three and six months ended June 30, 2022, the Company’s consolidated pre-tax results included $1.7 million associated with certain costs related to the investigation by the Special Committee of independent members of the Board of Directors. During the three and six months ended June 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q2 2022	Q2 2022 YTD	Q3 2022	FY 2022
Adjusted OIBDA	$91.5	$203.2	$70 - $80	$370 - $385
Depreciation & amortization (1)	(9.5)	(19.2)	—	—
Stock-based compensation (1)	(11.0)	(20.6)	—	—
Other operating income items (1)	(1.7)	(1.7)	—	—
Operating income (U.S. GAAP Basis)	$69.3	$161.7	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after June 30, 2022 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$56.9	$19.5	$152.4	$79.4
Less cash used for capital expenditures:
Purchases of property and equipment and other assets (1)	(47.4)	(6.2)	(68.9)	(12.3)
Free Cash Flow (1)	$9.5	$13.3	$83.5	$67.1

(1)

Purchases of property and equipment and other assets includes $40.8 million and $2.7 million of capital expenditures related to the Company’s new headquarter facility for the three months ended June 30, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $50.3 million and $16.0 million for the three months ended June 30, 2022 and 2021, respectively.  Purchases of property and equipment and other assets includes $53.9 million and $3.4 million of capital expenditures related to the Company’s new headquarter facility for the six months ended June 30, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $137.4 million and $70.5 million for the six months ended June 30, 2022 and 2021, respectively. The Company received $10.8 million and $13.1 million related to tenant improvement allowances associated with construction of its new headquarter facility for the three and six months ended June 30, 2022, respectively. These tenant improvement allowances are included as a component of Net Cash Used in Financing Activities within our Consolidated Statements of Cash Flows and therefore excluded from Free Cash Flow.